GOVERNMENT OF SASKATCHEWAN 13 - 14	SUPPLEMENTARY ESTIMATES MARCH

Government
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Saskatchewan

Supplementary Estimates - March

For the Fiscal Year
Ending March 31
2014

Introduction

The 2013-14 Supplementary Estimates – March represent funding provided by special warrants and additional statutory funding after passage of The Appropriation Act for the 2013-14 Supplementary Estimates – November.

In accordance with Section 14(3) of The Financial Administration Act, 1993, the amounts appropriated by special warrant “shall be submitted to the Legislative Assembly as part of the next Appropriation Act that is not an Act for interim supply”.  The amounts submitted to the Legislative Assembly in the 2013-14 Supplementary Estimates – March will be included in the 2014-15 main Appropriation Act in accordance with The Financial Administration Act, 1993.

The 2013-14 Supplementary Estimates – March use the vote, subvote, and allocation structure from the 2013-14 Main Estimates.

The subvote descriptions provided in the 2013-14 Main Estimates apply to the 2013-14 Supplementary Estimates – March; however, subvote descriptions may be expanded by the explanation for the additional funding provided by the Supplementary Estimates – March.

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General Revenue Fund
Supplementary Estimates - March
For the Fiscal Year Ending March 31, 2014
(thousands of dollars)

		Supplementary
		Estimates
		2013-14
Budgetary Appropriation

Executive Branch of Government

Finance - Vote 18

Research and Development Tax Credit (FI12)
Research and Development Tax Credit		18,200

Pensions and Benefits (FI09)
Public Employees' Pension Plan	2300
Workers' Compensation - Employer's Assessment	444	2,744

		20,944

Additional funding was provided by special warrant for increased costs associated with higher-than-expected 2012 assessments for the research and development tax credit, salary increases and pension plan enhancements that were contained in the public service collective bargaining agreement ratified in May 2013, and the Workers' Compensation Board rate increase on January 1, 2014.

Government Relations - Vote 30

First Nations and Métis Engagement (GR12)
First Nations Gaming Agreements	4,678

Municipal and Northern Engagement (GR07)
Gas Tax Program	491

Public Safety (GR11)
Provincial Disaster Assistance Program	1,528

6,697

Additional funding was provided by special warrant for increased gaming agreement payments related to higher-than-expected casino income, payment obligations under the Gas Tax Program, and higher-than-expected eligible claims for the Provincial Disaster Assistance Program.

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Supplementary Estimates - March
Continued
(thousands of dollars)

Supplementary
Estimates
2013-14

Highways and Infrastructure - Vote 16

Operation of Transportation System (HI10)
Winter Maintenance	12,600
12,600

Additional funding was provided by special warrant for higher-than-budgeted road maintenance costs related to snow removal and ice control on provincial highways.

Water Security Agency - Vote 87

Water Security Agency (WS01)
Water Security Agency	17,000
17,000

Additional funding was provided by special warrant to cover the costs associated with the 2013 Emergency Flood Damage Reduction Program.

Summary - Budgetary Appropriation

"To Be Voted"	57,241
"Statutory"	-

Total Budgetary Appropriation	57,241

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